Exhibit 99.1

Mr. Cooper Group Reports Third Quarter 2022 Results

  Reported total net income of $113 million including other mark-to-market of $122 million, equivalent to ROCE of 11.1%
  Book value per share increased to $58.18 and Tangible book value per share increased to $56.35
  Servicing UPB grew to $854 billion, up 28% y/y
  Repurchased 1.1 million common shares for $50 million

DALLAS--(BUSINESS WIRE)--October 26, 2022--Mr. Cooper Group Inc. (NASDAQ: COOP) (the “Company”), which principally operates under the Mr. Cooper® and Xome® brands, reported a third quarter net income of $113 million or $1.55 per diluted share. Net income included other mark-to-market of $122 million, which excludes fair value of excess spread accretion of $2 million. Excluding other mark-to-market and other items, the Company reported pretax operating income of $56 million. Other items included $18 million loss associated with equity investments, $5 million loss in lease breakage and other charges, and $2 million loss in intangible amortization.

Chairman and CEO Jay Bray commented, “Thanks to our balanced business model, we produced another solid quarter with rising earnings and cash flow, and strong growth in book value per share. We finished the quarter with extremely robust capital and liquidity, which will support continued prudent growth in our platform and customer base.”

Chris Marshall, Vice Chairman and President added, “The highlight of the quarter was the strong ramp in servicing earnings, which reflects not only the benefit of higher interest rates, but our industry-leading technology, scale, and process discipline. We grew the servicing portfolio with new and existing clients who appreciate our scalable and compliant platform and our demonstrated loss mitigation capabilities.”

Servicing

The Servicing segment is focused on providing a best-in-class home loan experience for our 4.1 million customers while simultaneously strengthening asset performance for investors. In the third quarter, Servicing recorded pretax income of $203 million, including other mark-to-market of $122 million. The servicing portfolio ended the quarter at $854 billion in UPB. Servicing generated pretax operating income, excluding other mark-to-market, of $81 million. At quarter end, the carrying value of the MSR was $6,408 million equivalent to 162 bps of MSR UPB.

	Quarter Ended
($ in millions)	Q2'22		Q3'22
	$	BPS	$	BPS
Operational revenue	$394	19.8	$377	18.3
Amortization, net of accretion	(199)	(10.0)	(169)	(8.2)
Mark-to-market	200	10.1	124	6.0
Total revenues	395	19.9	332	16.1
Total expenses	(143)	(7.2)	(147)	(7.1)
Total other expenses, net	(26)	(1.3)	18	0.9
Income before taxes	226	11.4	203	9.9
Other mark-to-market	(196)	(9.9)	(122)	(5.9)
Accounting items	—	—	—	—
Pretax operating income excluding other mark-to-market and accounting items	$30	1.5	$81	4.0
	Quarter Ended
	Q2'22	Q3'22
MSR UPB($B)	$398	$396
Subservicing and Other UPB ($B)	406	458
Ending UPB ($B)	$804	$854
Average UPB ($B)	$796	$823
60+ day delinquency rate at period end	2.7%	2.5%
Annualized CPR	11.0%	8.3%
Modifications and workouts	25,721	16,505

Originations

The Originations segment focuses on creating servicing assets at attractive margins by acquiring loans through the correspondent channel and refinancing existing loans through the direct-to-consumer channel. Originations earned pretax income and pretax operating income of $45 million.

The Company funded 21,487 loans in the third quarter, totaling approximately $5.7 billion UPB, which was comprised of $3.6 billion in direct-to-consumer and $2.1 billion in correspondent. Funded volume decreased 26% quarter-over-quarter, while pull through adjusted volume decreased 19% quarter-over-quarter to $5.3 billion.

	Quarter Ended
($ in millions)	Q2'22	Q3'22
Income before taxes	$61	$45
Accounting items / other	2	—
Pretax operating income excluding accounting items and other	$63	$45
	Quarter Ended
($ in millions)	Q2'22	Q3'22
Total pull through adjusted volume	$6,485	$5,276
Funded volume	$7,767	$5,741
Refinance recapture percentage	60%	80%
Recapture percentage	29%	28%
Purchase volume as a percentage of funded volume	37%	42%

Conference Call Webcast and Investor Presentation

The Company will host a conference call on October 26, 2022 at 10:00 A.M. Eastern Time. Preregistration for the call is now available in the Investor section of www.mrcoopergroup.com. Participants will receive a toll-free dial-in number and a unique registrant ID to be used for immediate call access. A simultaneous audio webcast of the conference call will be available under the investors section on www.mrcoopergroup.com.

Non-GAAP Financial Measures

The Company utilizes non-GAAP financial measures as the measures provide additional information to assist investors in understanding and assessing the Company’s and our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. The adjusted operating financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance, and are better measures for assessing trends in our underlying businesses. These notable items are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operational and planning decisions and evaluating the Company’s and our business segment’s ongoing performance. Pretax operating income (loss) in the servicing segment eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Pretax operating income (loss) in each segment also eliminates, as applicable, transition and integration costs, gains (losses) on sales of fixed assets, certain settlement costs that are not considered normal operational matters, intangible amortization, change in equity method investments, fair value change in equity investments and other adjustments based on the facts and circumstances that would provide investors a supplemental means for evaluating the Company’s core operating performance. Return on tangible common equity (ROTCE) is computed by dividing net income by average tangible common equity (also known as tangible book value). Tangible common equity equals total stockholders’ equity less goodwill and intangible assets. Management believes that ROTCE is a useful financial measure because it measures the performance of a business consistently and enables investors and others to assess the Company’s use of equity. Tangible book value is defined as stockholders’ equity less goodwill and intangible assets. Our management believes tangible book value is useful to investors because it provides a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward looking statements. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. Certain of these risks and uncertainties are described in the “Risk Factors” section of Mr. Cooper Group’s most recent annual reports and other required documents as filed with the SEC which are available at the SEC’s website at http://www.sec.gov. Mr. Cooper undertakes no obligation to publicly update or revise any forward-looking statement or any other financial information contained herein, and the statements made in this press release are current as of the date of this release only.

Financial Tables

MR. COOPER GROUP INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (millions of dollars, except for earnings per share data)

	Three Months Ended June 30, 2022	Three Months Ended September 30, 2022
Revenues:
Service related, net	$460	$395
Net gain on mortgage loans held for sale	139	115
Total revenues	599	510
Total expenses:	328	316
Other income (expense), net:
Interest income	50	83
Interest expense	(111)	(104)
Other income (expense), net	(5)	(20)
Total other income (expense), net	(66)	(41)
Income before income tax expense	205	153
Income tax expense	54	40
Net income	151	113
Net income attributable to non-controlling interest	—	—
Net income attributable to common stockholders	$151	$113

Earnings per common share attributable to Mr. Cooper:
Basic	$2.08	$1.59
Diluted	$2.03	$1.55
Weighted average shares of common stock outstanding (in millions):
Basic	72.7	71.2
Diluted	74.3	72.9

MR. COOPER GROUP INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (millions of dollars)

	June 30, 2022	September 30, 2022
Assets
Cash and cash equivalents	$514	$530
Restricted cash	115	148
Mortgage servicing rights at fair value	6,151	6,408
Advances and other receivables, net	892	831
Mortgage loans held for sale at fair value	2,072	1,581
Property and equipment, net	72	69
Deferred tax assets, net	750	711
Other assets	2,329	2,537
Total assets	$12,895	$12,815

Liabilities and Stockholders' Equity
Unsecured senior notes, net	$2,672	$2,673
Advance and warehouse facilities, net	3,407	3,070
Payables and other liabilities	2,223	2,428
MSR related liabilities - nonrecourse at fair value	556	539
Total liabilities	8,858	8,710
Total stockholders' equity	4,037	4,105
Total liabilities and stockholders' equity	$12,895	$12,815

UNAUDITED SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (millions of dollars, except for earnings per share data)

	Three Months Ended June 30, 2022
	Servicing	Originations	Corporate/ Other	Consolidated

Service related, net	$414	$24	$22	$460
Net gain on mortgage loans held for sale	(19)	158	—	139
Total revenues	395	182	22	599
Total expenses	143	126	59	328
Other (expense) income, net:
Interest income	35	15	—	50
Interest expense	(61)	(10)	(40)	(111)
Other income, net	—	—	(5)	(5)
Total other (expense) income, net	(26)	5	(45)	(66)
Pretax income	$226	$61	$(82)	$205
Income tax expense				54
Net income				151
Net income attributable to noncontrolling interests				—
Net income attributable to common stockholders				$151
Net income per share
Basic				$2.08
Diluted				$2.03

Non-GAAP Reconciliation:
Pretax income (loss)	$226	$61	$(82)	$205
Other mark-to-market	(196)	—	—	(196)
Accounting items / other	—	2	5	7
Intangible amortization	—	—	1	1
Pretax operating income (loss)	$30	$63	$(76)	$17
Income tax expense				(4)
Operating income(1)				$13
ROTCE(2)				1.3%
Average tangible book value (TBV)(3)				$3,875
(1)	Assumes tax-rate of 24.2%.
(2)	Computed by dividing annualized earnings by average TBV.
(3)	Average of beginning TBV of $3,844 and ending TBV of $3,906.

UNAUDITED SEGMENT STATEMENT OF OPERATIONS & EARNINGS RECONCILIATION (millions of dollars, except for earnings per share data)

	Three Months Ended September 30, 2022
	Servicing	Originations	Corporate/ Other	Consolidated

Service related, net	$353	$20	$22	$395
Net gain on mortgage loans held for sale	(21)	136	—	115
Total revenues	332	156	22	510
Total expenses	147	112	57	316
Other (expense) income, net:
Interest income	71	12	—	83
Interest expense	(53)	(11)	(40)	(104)
Other expense, net	—	—	(20)	(20)
Total other (expense) income, net	18	1	(60)	(41)
Pretax income (loss)	$203	$45	$(95)	$153
Income tax expense				40
Net income				113
Net income attributable to noncontrolling interests				—
Net income attributable to common stockholders				$113
Net income per share
Basic				$1.59
Diluted				$1.55

Non-GAAP Reconciliation:
Pretax income (loss)	$203	$45	$(95)	$153
Other mark-to-market	(122)	—	—	(122)
Accounting items / other	—	—	23	23
Intangible amortization	—	—	2	2
Pretax operating income (loss)	$81	$45	$(70)	$56
Income tax expense(1)				(14)
Operating income				$42
ROTCE(2)				4.3%
Average tangible book value (TBV)(3)				$3,941
(1)	Assumes tax-rate of 24.2%.
(2)	Computed by dividing annualized earnings by average TBV.
(3)	Average of beginning TBV of $3,906 and ending TBV of $3,976.

Non-GAAP Reconciliation:	Quarter Ended
($ in millions except value per share data)	Q2'22	Q3'22
Stockholders' equity (BV)	$4,037	$4,105
Goodwill	(120)	(120)
Intangible assets	(11)	(9)
Tangible book value (TBV)	$3,906	$3,976
Ending shares of common stock outstanding (in millions)	71.7	70.6

BV/share	$56.34	$58.18
TBV/share	$54.51	$56.35

Net income	$151	$113
ROCE(1)	15.1%	11.1%

Beginning stockholders’ equity	$3,977	$4,037
Ending stockholders’ equity	$4,037	$4,105
Average stockholders’ equity (BV)	$4,007	$4,071
(1)	Return on Common Equity (ROCE) is computed by dividing annualized earnings by average BV.

Contacts

Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com